Exhibit 99.1

Newfield to acquire an additional 42,000 net acres in STACK

Post transaction, Newfield to have more than 350,000 net acres in core STACK and SCOOP

May 5, 2016 — The Woodlands, Texas — Newfield Exploration Company (NYSE: NFX) today signed a definitive purchase and sale agreement with a subsidiary of Chesapeake Energy Corporation (NYSE: CHK) to acquire approximately 42,000 net acres in the Anadarko Basin STACK play for $470 million. The transaction will have an effective date of April 1, 2016 and closing is subject to customary adjustments. Newfield expects to fund the transaction with cash on hand and closing is planned for the second quarter of 2016.

Transaction Highlights:

•                  Expands Newfield’s industry-leading STACK footprint to approximately 265,000 net acres. Significant overlap with Newfield’s existing acreage in Kingfisher, Blaine, Dewey and Canadian counties (see map in @NFX located on the Company’s website);

•                  More than 90% of the acreage to be acquired is held-by-production, requiring only modest capital investments over the next several years;

•                  Of the total consideration, approximately $50 million is associated with proved developed producing (PDP) reserves and reimbursement for recent STACK wells which are currently drilling or have been drilled and are planned for completion. Excluding PDP and reimbursement allocations, the undeveloped acreage value equates to approximately $10,000 per acre;

•                  Current net production from the assets is approximately 3,800 BOEPD (55% liquids) and is expected to more than double by year-end 2016 as recently drilled wells are completed and turned to sales;

•                  Including this transaction, Newfield estimates that its cumulative investments in STACK acreage to date total less than $3,000 per acre. Newfield’s average working interest across the 265,000 net acres in STACK would be approximately 50%;

•                  Substantial future upside from multiple prospective horizons, improving efficiencies in drilling and completion optimization, and enhanced well performance. Newfield has identified more than 1,000 potential drilling locations on this new acreage.

“This bolt-on acquisition is ideal for Newfield, combining strategic fit in a growing resource play where we have a clear competitive advantage,” said Newfield Chairman Lee Boothby. “As the discoverer and founder of STACK, we have drilled more than a quarter of the play’s total wells and are the proven leader. Time and again, we have demonstrated our ability to efficiently move large-scale resource plays from concept to discovery, through the HBP phase and into full-field development. We expect that this acquisition will create significant, incremental future value for our shareholders.”

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on U.S. resource plays and our principal areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. We also have offshore oil developments in China.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “guidance,” “potential” or other similar expressions are intended to identify forward-looking statements. Other than historical facts included in this news release, all information and statements, including but not limited to information regarding acquisitions, use of cash, planned capital expenditures, estimated reserves, estimated production targets, drilling and development plans, the timing of production, planned capital expenditures, and other plans, strategies and objectives for future operations, are forward-looking statements. Although, as of the date of this news release, Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including but not limited to commodity prices, drilling results, our liquidity and the availability of capital resources, operating risks, industry conditions, China and U.S. governmental regulations, financial counterparty risks, the prices of goods and services, the availability of drilling rigs and other support services, our ability to close on acquisitions, monetize assets and repay or refinance our existing indebtedness, labor conditions, severe weather conditions, and other operating risks. Please see Newfield’s 2015 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for 1Q 2016, both filed with the U.S. Securities and Exchange Commission (SEC), for a discussion of other factors that may cause actual results to vary. Unpredictable or unknown factors not discussed herein or in Newfield’s SEC filings could also have material adverse effects on actual results. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For additional information, please contact Newfield’s Investor Relations department.

Phone: 281-210-5321

Email: info@newfield.com